Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

SONIC SAME-STORE SALES GROW 6.5% FOR THE QUARTER ending february 29

Two Year Winter Quarter Cumulative Sales Growth Totals 18%

OKLAHOMA CITY (March 29, 2016) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its second fiscal quarter ended February 29, 2016.

Key highlights of the company’s second quarter of fiscal year 2016 included:

•

Net income per diluted share increased 57% to $0.22 compared with $0.14 in the same period prior year; adjusted net income per diluted share increased 38% to $0.18 compared with adjusted net income per diluted share of $0.13 in the prior-year period;

•	System same-store sales increased 6.5%, consisting of a 6.5% same-store sales increase at franchise drive-ins and an increase of 6.3% at company drive-ins;
•	Company drive-in margins improved by 60 basis points;
•	Five new franchise drive-ins opened; and
•	The company purchased 0.9 million outstanding shares.

"Our business continues to perform at an exceptional level, generating 6.5% same-store sales growth for the system while lapping our strongest same-store sales comparison in ten years,” said Cliff Hudson, Sonic Corp. CEO.  “Continued strength in core menu items, combined with highly effective limited-time-offer and value-based promotions, allowed us to increase market share in a highly competitive environment.  The combination of sales leverage and a favorable commodity cost environment helped to generate another quarter of solid margin improvement at the drive-in level.

“As we look to sustain our recent momentum, we continue to invest aggressively in our people and technology initiatives, which we believe will further differentiate the experience we provide to our consumers,"  continued Hudson.    "And we are pleased to have repurchased 2.7 million shares in the first half of 2016, representing 5.2% of shares outstanding.  We remain confident in the ability of our multi-layered growth strategy to increase EPS through same-store sales growth, improved margins, increased royalty revenues, accelerated new drive-in development and the deployment of free cash flow1.”

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

Same-Store Sales

For the second fiscal quarter ended February 29, 2016, system same-store sales increased 6.5%, which was comprised of a 6.5% same-store sales increase at franchise drive-ins and an increase of 6.3% at company drive-ins.

Financial Overview

For the second fiscal quarter of 2016, the company’s net income increased to $10.8 million or $0.22 per diluted share compared with net income of $7.7 million or $0.14 per diluted share in the same period in the prior year.  Excluding the items outlined below, net income and net income per diluted share increased 29% and 38%, respectively.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	February 29, 2016		February 28, 2015
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$10,819	$0.22	$7,662	$0.14	$3,157	41%	$0.08	57%
After-tax gain on sale of real estate	(1,211)	(0.03)	-	-
Retroactive benefit of Work Opportunity Tax Credit and resolution of tax matters	(585)	(0.01)	(666)	(0.01)
Adjusted - Non-GAAP	$9,023	$0.18	$6,996	$0.13	$2,027	29%	$0.05	38%

For the first six months of fiscal year 2016, net income totaled $23.3 million or $0.46 per diluted share compared with net income of $17.7 million or $0.32 per diluted share for the same period in 2015.  Excluding the items outlined below, net income and net income per diluted share increased 26% and 35%, respectively.

	Six months ended		Six months ended
	February 29, 2016		February 28, 2015
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$23,277	$0.46	$17,747	$0.32	$5,530	31%	$0.14	44%
After-tax gain on sale of real estate	(1,211)	(0.03)	-	-
Retroactive benefit of Work Opportunity Tax Credit and resolution of tax matters	(585)	(0.01)	(666)	(0.01)
Adjusted - Non-GAAP	$21,481	$0.42	$17,081	$0.31	$4,400	26%	$0.11	35%

Fiscal Year 2016 Outlook

While the macroeconomic environment may impact results, the company is revising its outlook for adjusted earnings per share growth for fiscal year 2016 from 16% to 20% to 20% to 25%. The outlook for fiscal 2016 anticipates the following elements:

•	4% to 6% same-store sales growth for the system;
•	Royalty revenue growth from same-store sales improvements and new unit development;
•	50 to 60 new franchise drive-in openings;

•	Drive-in-level margin improvement between 50 to 60 basis points, depending upon the degree of same-store sales growth at company drive-ins;
•	Selling, general and administrative expenses of approximately $84.0 million to $85.0 million reflecting increased investment in human resources and technology to support brand initiatives;
•	Depreciation and amortization expense of $45.0 million to $46.0 million as a result of capital investment in fiscal 2016;
•	Capital expenditures of $35 million to $40 million;
•	Free cash flow of approximately $75 million to $80 million;
•	An income tax rate between 36.0% to 37.0%;
•	The planned repurchase of $126 million of stock across the fiscal year; and
•	An expected quarterly cash dividend of $0.11 per share.

Earnings Conference Call

The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing  (888) 438-5448 or (719) 325-2491 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 8155461.  The replay will be available until Tuesday, April 5, 2016.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For the past 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Revenues:
Company Drive-In sales	$95,313	$92,309	$199,196	$192,447
Franchise Drive-Ins:
Franchise royalties and fees	36,047	32,407	75,969	70,671
Lease revenue	1,399	979	2,991	2,044
Other	401	524	807	913
Total revenues	133,160	126,219	278,963	266,075

Costs and expenses:
Company Drive-Ins:
Food and packaging	26,213	25,828	55,159	54,401
Payroll and other employee benefits	35,359	33,880	71,723	69,151
Other operating expenses, exclusive of
depreciation and amortization included below	20,100	19,924	43,008	42,529
Total cost of Company Drive-In sales	81,672	79,632	169,890	166,081

Selling, general and administrative	20,785	18,138	41,725	36,926
Depreciation and amortization	11,057	11,539	22,056	23,199
Other operating (income) expense, net	(2,566)	(81)	(2,965)	340
Total costs and expenses	110,948	109,228	230,706	226,546
Income from operations	22,212	16,991	48,257	39,529

Interest expense	6,467	6,318	12,689	12,599
Interest income	(105)	(97)	(205)	(199)
Net interest expense	6,362	6,221	12,484	12,400
Income before income taxes	15,850	10,770	35,773	27,129
Provision for income taxes	5,031	3,108	12,496	9,382
Net income	$10,819	$7,662	$23,277	$17,747

Basic income per share	$0.22	$0.14	$0.47	$0.33
Diluted income per share	$0.22	$0.14	$0.46	$0.32

Weighted average basic shares	48,977	53,171	49,599	53,226
Weighted average diluted shares	49,988	54,660	50,656	54,744

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Drive-Ins in Operation
Company:
Total at beginning of period	382	389	387	391
Opened	-	-	-	1
Acquired from (sold to) franchisees	(7)	3	(9)	1
Closed (net of re-openings)	-	-	(3)	(1)
Total at end of period	375	392	375	392
Franchise:
Total at beginning of period	3,147	3,128	3,139	3,127
Opened	5	4	18	16
Acquired from (sold to) the company	7	(3)	9	(1)
Closed (net of re-openings)	(6)	(13)	(13)	(26)
Total at end of period	3,153	3,116	3,153	3,116
System-wide:
Total at beginning of period	3,529	3,517	3,526	3,518
Opened	5	4	18	17
Closed (net of re-openings)	(6)	(13)	(16)	(27)
Total at end of period	3,528	3,508	3,528	3,508

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$95,313	$92,309	$199,196	$192,447
Average drive-in sales	253	237	522	496
Change in same-store sales	6.3%	11.2%	5.3%	9.5%
Franchised Drive-Ins:
Total sales	$886,313	$818,601	$1,854,828	$1,732,254
Average drive-in sales	283	267	593	561
Change in same-store sales	6.5%	11.5%	5.9%	9.8%
System-wide:
Change in total sales	7.8%	12.8%	6.7%	10.9%
Average drive-in sales	$280	$264	$585	$554
Change in same-store sales	6.5%	11.5%	5.9%	9.8%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Revenues
Company Drive-In sales	$95,313	$92,309	$199,196	$192,447
Franchise Drive-Ins:
Franchise royalties	35,807	32,236	75,269	69,012
Franchise fees	240	171	700	1,659
Lease revenue	1,399	979	2,991	2,044
Other	401	524	807	913
Total revenues	$133,160	$126,219	$278,963	$266,075

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	27.5%	28.0%	27.7%	28.3%
Payroll and employee benefits	37.1	36.7	36.0	35.9
Other operating expenses	21.1	21.6	21.6	22.1
Cost of Company Drive-In sales	85.7%	86.3%	85.3%	86.3%

	February 29,	August 31,
	2016	2015
	(In thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$36,106	$27,191
Current assets	85,024	85,438
Property, equipment and capital leases, net	411,226	421,406
Total assets	$606,747	$620,024

Current liabilities, including capital lease obligations and
long-term debt due within one year	$69,484	$87,821
Obligations under capital leases due after one year	19,493	20,763
Long-term debt due after one year	484,863	428,238
Total liabilities	639,967	602,591
Stockholders' equity (deficit)	$(33,220)	$17,433